Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-178274) and Form S-1 (No. 333-193167) of Issuer Direct Corporation and Subsidiaries (the “Company”) of our report dated March 3, 2016, with respect to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K, for the years ended December 31, 2015 and 2014, filed on March 3, 2016.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina
March 3, 2016